UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 11, 2005

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

Cleveland-Cliffs Inc published a news release on January 11, 2005 as follows:

Cleveland-Cliffs Maintains Regular Quarterly Cash Dividend Rate

Suspends Common Stock Repurchase Authorization

CLEVELAND, OH—January 11, 2005—Cleveland-Cliffs Inc (NYSE: CLF) today announced that its Board of Directors declared a regular quarterly cash dividend of $0.10 per common share payable on March 1, 2005, to shareholders of record as of the close of business on February 18, 2005. This dividend rate is the same amount declared in the prior quarter, adjusted for the Company’s two-for-one stock split paid on December 31, 2004.

Cliffs Board also voted, in light of the Company’s all-cash tender offer for Portman Limited (ASX: PMM), to suspend its previously approved one million share stock repurchase program. Through December 31, 2004, approximately 85,000 shares had been repurchased under that authorization.

* * * * * * *

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

References in this news release to "Cliffs" and "Company" include subsidiaries and affiliates as appropriate in the context.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

January 11, 2005	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary